Exhibit 99.1

Ensysce Biosciences Secures $8 Million Convertible Note Financing

~ Additional Funding from Investor Cohort Validates Company’s Mission ~

SAN DIEGO, CA, July 1, 2022 — Ensysce Biosciences, Inc. (“Ensysce” or the “Company”) (NASDAQ: ENSC, OTC: ENSCW), a clinical-stage biotech company applying transformative chemistry to improve prescription drug safety and performance focused on reducing abuse and overdose, announced today that it has entered into a securities purchase agreement with institutional investors (“Investors”) in the form of senior secured convertible notes (the “Notes”) and warrants exercisable for Ensysce common stock (the “Warrants”) in a private placement for an aggregate investment of $8 million. The initial closing on June 30th provided $4 million on July 1st, prior to fees and offering expenses.

Dr. Lynn Kirkpatrick, CEO of Ensysce commented, “The financing is an excellent step allowing us to advance the clinical development of our highly unique TAAP and MPAR™ technologies. The funding will support the completion of a number of upcoming studies and milestones, including our two Human Abuse Potential studies that we believe will support abuse deterrent labeling of PF614, and the first overdose protection human trial with PF614-MPAR. We are very pleased that we were able to secure this additional funding to continue our progress and support our mission to deliver superior pain relief options while also providing abuse and overdose protection for opioid products.”

The Notes, with total gross proceeds expected to be $8 million before fees and expenses, are convertible into shares of Ensysce common stock at a conversion price of $0.545, a 10% premium to the base price set at the time of the initial closing. The Notes have a maturity date of 18 months from the applicable closing date, were issued with an original discount of 6% and will bear interest from date of issuance at 6% per annum. Monthly principal payments in cash or common stock will begin approximately 90 days after each respective closing. The Warrants issued at the initial closing have the right to purchase up to 4,667,890 shares of common stock at an exercise price of $0.7085, a 30% premium to the conversion price, and are exercisable for five years following the date of issuance. An initial $4 million of funding was secured upon the initial closing with a second closing of $4 million under similar terms expected to occur upon satisfaction of certain conditions.

Lake Street Capital Markets LLC is acting as the sole placement agent in connection with the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

About Ensysce Biosciences

Ensysce Biosciences, based in San Diego, CA is a clinical-stage biotech company using its two novel proprietary technology platforms to develop safer prescription drugs. Leveraging its Trypsin-Activated Abuse Protection (TAAPTM) and Multi-Pill Abuse Resistance (MPAR™) platforms, the Company is seeking to develop next-generation, tamper-proof opioids that prevent both drug abuse and overdoses. Ensysce’s products are anticipated to provide safer options to treat severe pain and assist in preventing deaths caused by opioid abuse, reducing the human and economic costs. The platforms are covered by an extensive worldwide intellectual property portfolio encompassing a wide array of prescription drugs. For more information, please visit www.ensysce.com.

Forward-Looking Statements

Statements contained in this press release that are not purely historical may be deemed to be forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. Without limiting the foregoing, the use of words such as “may,” “intends,” “can,” “might,” “will,” “expect,” “plan,” and other similar expressions are intended to identify forward-looking statements. The product candidates discussed are in clinical development and are not approved and there can be no assurance that the clinical programs will be successful in demonstrating safety and/or efficacy, that Ensysce will not encounter problems or delays in clinical development, or that any product candidate will ever receive regulatory approval or be successfully commercialized. All forward-looking statements are based on estimates and assumptions by Ensysce’s management that, although Ensysce believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Ensysce expected. In addition, Ensysce’s business is subject to additional risks and uncertainties, including among others, the initiation and conduct of preclinical studies and clinical trials; the timing and availability of data from preclinical studies and clinical trials; expectations for regulatory submissions and approvals; potential safety concerns related to, or efficacy of, Ensysce’s product candidates; the availability or commercial potential of product candidates; the ability of Ensysce to fund its continued operations, including its planned clinical trials; the dilutive effect of stock issuances from our fundraising; and Ensysce’s and its partners’ ability to perform under their license, collaboration and manufacturing arrangements. These statements are also subject to a number of material risks and uncertainties that are described in Ensysce’s most recent annual report on Form 10-K and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which it was made. Ensysce undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required under applicable law.

Ensysce Biosciences Company Contact:

Lynn Kirkpatrick, Ph.D.

Chief Executive Officer

(858) 263-4196

Ensysce Biosciences Investor Relations Contact:

Shannon Devine

MZ North America

Main: 203-741-8811

ENSC@mzgroup.us

Source: Ensysce Biosciences Inc.